Press Release
Exhibit 99.1

DOLLAR THRIFTY UPDATE ON AVIS BUDGET PROPOSAL

TULSA, Okla., August 3, 2010 – Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”) (NYSE: DTG) today responded by letter to the proposal made by Avis Budget Group (“Avis Budget”) (NYSE: CAR) dated July 28, 2010.

Below is the full text of the letter sent by Scott L. Thompson, Dollar Thrifty’s President and Chief Executive Officer, to Ronald L. Nelson, Avis Budget’s Chairman and Chief Executive Officer.

August 3, 2010

Mr. Ronald L. Nelson
Chairman and Chief Executive Officer
Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey  07054

Dear Ron:

Thank you for your interest in our company; we were pleased to receive your letter dated July 28, 2010.  Our Board of Directors has received and carefully reviewed your letter, and I would like to give you some observations based on their review.

Under the terms of our merger agreement with Hertz, in order for Dollar Thrifty to pursue a transaction with Avis Budget, our Board must make a determination that the Avis Budget proposal constitutes a “Superior Proposal” within the meaning of that agreement.  This, in turn, requires our Board to make the following three findings with respect to the transaction proposed by Avis Budget:

1.	It is more favorable, from a financial point of view, to our stockholders than the Hertz merger;

2.	It is supported by financing that is fully committed or reasonably likely to be obtained; and

3.	It is reasonably expected to be consummated on a timely basis.

We believe that your proposal would clearly satisfy the first of these requirements.  Furthermore, we think that the draft financing commitment letters that you have furnished, when finalized in the manner described by your advisors, will provide a reasonable basis for concluding that the second requirement can be satisfied.  However, we do not have sufficient information to establish satisfaction of the third prong of the requirements.

As you are aware, our respective advisors have had numerous discussions with respect to the antitrust risks attendant to a merger of our companies.  Your legal advisors have stated clearly their position, based on their econometric and other analyses, that the divestitures to which you have committed in your proposal are sufficient to remediate any competitive issues.  But citing our inability to enter into a joint defense agreement with you as well as our contractual obligations to cooperate with Hertz, your advisors have been unwilling to disclose details of their data and analyses beyond their general approach to the issues.

More problematic is Avis Budget’s unwillingness to provide a reverse termination fee.  As we have stated on several occasions, our Board accords substantial weight to the extent to which Avis Budget is willing to share the risk of the ultimate regulatory outcome.  This is especially true where Avis Budget is unable to provide compelling objective evidence in favor of its antitrust position.  Indeed, Avis Budget’s unwillingness to offer a meaningful reverse termination fee can only represent to us, to the market and to any objective observer a lack of confidence by Avis Budget in its position.  As you know, transaction certainty has consistently been a key criterion for Dollar Thrifty in evaluating possible transactions.  We feel strongly that in order to merit favorable consideration by our Board, the relative magnitude of the reverse termination fee should be at least consistent with that of the Hertz transaction.  Obviously, a fee of greater magnitude would demonstrate even greater confidence in your ability to procure antitrust approvals, as well as your willingness to take steps beyond your stated divestiture commitment to do so.

Your advisors have suggested that there is a natural trade-off between the transaction consideration and deal certainty.  Unfortunately, the “Superior Proposal” determination simply does not work in that way.  Each of the three prongs must be met, and a higher price cannot compensate for a deficiency in deal certainty.  But even if we could blend the factors as you suggest, Avis Budget’s unwillingness to provide a reverse termination fee, coupled with your disinclination to provide analytical data supporting your antitrust position, leaves us incapable of making such an assessment.

We stand ready to review and consider any modifications you may wish to make to your proposal (or any additional supporting information) to address these concerns.

Please do not hesitate to let us know if there are any questions.

Very truly yours,

/s/ Scott L. Thompson

As previously announced, Hertz and Dollar Thrifty executed a definitive merger agreement on April 25, 2010, under which Hertz will acquire Dollar Thrifty for $25.92 per share in cash, a special cash dividend to be paid immediately prior to the transaction closing representing approximately $6.88 per share, and 0.6366 shares of Hertz common stock.  A special meeting of Dollar Thrifty shareholders to vote on the Hertz merger agreement has been scheduled for September 16, 2010.  Shareholders of record as of August 13, 2010 would be entitled to receive notice of and to vote at that meeting.

The transaction is subject to customary closing conditions, regulatory approvals, approval by Dollar Thrifty stockholders and payment of the special dividend.

Dollar Thrifty is being advised by J.P.Morgan and Goldman, Sachs & Co. and the law firm of Cleary Gottlieb Steen & Hamilton LLP.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission "Value Every Time," the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries. Dollar and Thrifty have approximately 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit http://www.dtag.com/ or the brand sites at http://www.dollar.com/ and http://www.thrifty.com/.

Important Information for Investors and Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Hertz has filed with the Securities and Exchange Commission (“SEC”) a preliminary registration statement on Form S-4 (registration statement number 333-167085) that includes a preliminary proxy statement of DTG that also constitutes a preliminary prospectus of Hertz. Hertz and DTG also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of DTG. INVESTORS AND STOCKHOLDERS OF DTG ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Hertz and DTG, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Hertz will be available free of charge on Hertz’s internet website at www.hertz.com or by contacting Hertz’s Investor Relations Department at 201-307-2100.

Copies of the documents filed with the SEC by DTG will be available free of charge on DTG’s internet website at www.dtag.com or by contacting DTG’s Investor Relations Department at 918-669-2119. Hertz, DTG, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DTG in connection with the proposed transaction. Information about the directors and executive officers of Hertz is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Information about the directors and executive officers of DTG is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 27, 2010.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC when they become available.

Contacts:

Financial:	Investor Relations:

H. Clifford Buster III	Kindra Marts
Dollar Thrifty Automotive Group, Inc.	Dollar Thrifty Automotive Group, Inc.
Chief Financial Officer	Director – Investor Relations
(918) 669-3277	(918) 669-2119
kindra.marts@dtag.com

Media:

David Reno/Stephanie Pillersdorf
Sard Verbinnen & Co.
212-687-8080